ARTICLES OF INCORPORATION
(domestic profit corporation)

Pursuant to the provisions of Act 284, Public Acts of 1972, as amended, the undersigned corporation executes the following Articles:

ARTICLE I

The name of the corporation is MCE ACQUISITION CORPORATION.

ARTICLE II

The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan.

ARTICLE III

The total authorized shares: Common Shares – One Thousand (1,000) with no par value.

ARTICLE IV

The address of the registered office is: 30600 Telegraph Road, Bingham Farms, Michigan 48025. The name of the resident agent at the registered office is: The Corporation Company.

ARTICLE V

The name and address of the incorporate is as follows:

Karen Mohan, 100 Jericho Quadrangle, Suite 225, Jericho, NY 11753.

ARTICLE VI

Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation's registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented in writing.

I, the incorporator, sign my name this 20th day of June, 2003.

/s/ Karen Mohan
Karen Mohan, Incorporator

CERTIFICATE OF MERGER
Cross Entity Merger for use by Profit Corporations, Limited Liability Companies and Limited
Partnerships

Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), Act 23, Public Acts of 1993 (limited liability companies) and Act 213, Public Acts of 1982 (limited partnerships), the undersigned entities execute the following Certificate of Merger:

1. The Plan of Merger (Consolidation) is as follows:
(a) The name of each constituent entity and its identification number is:
MCE Technologies, Inc. 336788
MCE Acquisition Corporation 54032C
(b) The name of the surviving (new) entity and its identification number is:
MCE Acquisition Corporation 54032C
310 Dino Drive, Ann Arbor, Michigan 48103

2. For each constituent stock corporation, state:

Name of Corporation	Designation and number of outstanding shares in each class or series	Indicate class or series of shares entitled to vote	Indicate class or series entitled to vote as a class
MCE Technologies, Inc.	20,988,180 shares Common Stock 4,326.4 shares	Common Stock	Preferred Stock (which vote has been received)
	Preferred Stock	Preferred Stock
MCE Acquisition Corporation	1,000 shares Common Stock	Common Stock	N/A

When this Certificate of Merger is filed with the Department of Consumer & Industry Services, each share of common stock of MCE Technologies, Inc. issued and outstanding at the Effective Time shall be converted into the right to receive 0.2554 shares of common stock of Aeroflex Incorporated, a Delaware corporation, and each share of preferred stock issued and outstanding at the Effective Time shall be redeemed for cash. Each share of common stock of MCE Acquisition Corporation issued and outstanding at the Effective Time shall continue as one share of common stock of MCE Acquisition Corporation.

The amendments to the Articles, or a restatement of the Articles, of the surviving corporation to be effected by the merger are as follows:

Article I of the Articles of Incorporation of the surviving corporation is hereby amended to read as follows:

The name of the Corporation is Aeroflex MCE Technologies, Inc.

The Plan of Merger will be furnished by the surviving profit corporation, on request and without cost, to any shareholder of any constituent profit corporation.

The merger is permitted by the state or country under whose law it is incorporated and each foreign corporation has complied with that law in effecting the merger.

The plan of merger was approved by the Board of Directors and the shareholders of the following Michigan corporations in accordance with Section 703a of the Act.

MCE Technologies, Inc.
MCE Acquisition Corporation

/s/ John L. Smucker	/s/ Michael Gorin
John L. Smucker, President	Michael Gorin, President
MCE Technologies, Inc.	MCE Acquisition Corporation

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), or Act 182, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1.	The present name of the corporation is Aeroflex MCE Technologies, Inc..
2.	The identification number assigned by the Bureau is: 54032C.
3.	Article 1 of the Articles of Incorporation is hereby amended to read as follows:
The name of the corporation is Aeroflex Microelectronic Solutions, Inc.
4.	The effective date of this filing shall be December 31, 2003.

The foregoing amendment to the Articles of Incorporation was duly adopted on the 25th day of November, 2003 by the shareholders if a profit corporation, or by the shareholders or members if a nonprofit corporation by written consent of all the shareholders or members entitled to vote in accordance with section 407(3) of the Act if a nonprofit corporation, or Section 407(2) of the Act if a profit corporation.

Signed this 25th day of November, 2003 by
/s/ Michael Gorin
Michael Gorin, Vice President